Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter Ended October 6, 2013

Greenwood Village, CO — November 5, 2013 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 40 weeks ended October 6, 2013.

Fiscal Third Quarter 2013 Financial Highlights:

•                  Earnings per diluted share were $0.32, compared to fiscal third quarter 2012 earnings per diluted share of $0.24.

•                  Total revenues increased 8.1% to $230.7 million; Company-owned comparable restaurant revenues increased 5.7% compared to the same period a year ago.

•                  Restaurant-level operating profit margin increased to 20.4% from 19.7% (See Schedule I).

Net income for the 12 weeks ended October 6, 2013, was $4.7 million compared to $3.5 million in the quarter ended September 30, 2012.

Year to date through the Company’s fiscal third quarter 2013, net income was $25.3 million compared to $21.8 million for the comparable period in 2012.  Earnings per diluted share through the first three quarters were $1.75, an increase of 18.2% compared to 2012 earnings per diluted share of $1.48.

“Red Robin’s strong third quarter performance reflected continued progress enhancing the guest experience,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer.  “The changes we made this summer in our menu and presentation, as well as our new marketing approach, helped us return to positive guest traffic.  Looking ahead, we know consumers continue to feel challenged finding great value and a great casual dining experience.  As we fight the day-to-day battle for guest traffic and share, we remain focused on long-term initiatives that will continue to build the brand for the future, but may take some time to bear fruit.”

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 8.1% to $230.7 million in the third quarter of 2013 from $213.3 million in the fiscal third quarter of 2012.  In the fiscal third quarter a year ago, Company revenues and operating results were increased by approximately $1.0 million due to changes to Red Robin Royalty™ incentives, which reduced deferred revenue.

System-wide restaurant revenues in the third quarter of 2013 totaled $315.2 million, compared to $291.0 million in the same period last year at constant currency rates.

Comparable restaurant revenues increased 5.7% for Company-owned restaurants in the third quarter of 2013 compared to the prior year.  In the third quarter, guest counts increased 1.1% on a comparable basis while average guest check increased 4.6%.  The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for 2012, vary from the Company’s fiscal reporting by one week.  Year to date through the fiscal third quarter of 2013, comparable restaurant net revenues increased 4.2% compared to a year ago and were driven by an increase in average guest check resulting from both price and product mix.

Restaurant-level operating profit margins at Company-owned restaurants were 20.4% in the third quarter of 2013 compared to 19.7% in the third quarter of 2012, an improvement of 70 basis points.  The higher margins resulted primarily from sales leverage on the higher average check which more than offset higher food and beverage costs.  Schedule I of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Restaurant revenue performance

Casual Dining Restaurants*	Q3 2013	Q3 2012
Average weekly sales per unit:
Company-owned - Total	$55,029	$52,779
Company-owned - Comparable	$54,998	$52,026
Franchised units	$54,584	$51,214
Total operating weeks:
Company-owned units	4,108	3,959
Franchised units	1,618	1,586

*Excludes Red Robin’s Burger Works fast casual locations (60 and 45 operating weeks in the third quarter of 2013 and 2012, respectively).

Other Results

Depreciation and amortization costs had a slight increase from $13.3 million in the third quarter of 2012 to $13.4 million in the third quarter of 2013.

General and administrative costs were $20.6 million, an increase of $1.7 million from the third quarter of 2012 due mainly to an increase in salaries and benefits related to investments in talent to support value-enhancing initiatives.  Selling expenses were $6.8 million in the third quarter of 2013, an increase from $5.5 million a year ago, primarily due to increased television advertising.

The Company had an effective tax rate of 24.6% in the third quarter of 2013, compared to a 25.5% rate in the same period a year ago.

Restaurant Openings

As of the end of the third quarter of 2013, there were 345 Company-owned Red Robin® restaurants, five Red Robin’s Burger Works® and 135 franchised Red Robin® restaurants — a total of 485 locations.  In the third quarter of 2013, the Company opened six new Red Robin® restaurants and franchisees opened two new Red Robin® restaurants.

Balance Sheet and Liquidity

On October 6, 2013, the Company had cash and cash equivalents of $18.0 million and total debt of $90.9 million, including $9.4 million of capital lease liabilities.

Year to date through the third quarter of 2013, cash generated from operations totaled $82.2 million compared to $72.3 million for the same period in 2012, and capital investments amounted to $50.4 million compared to $42.9 million through the third quarter of 2012.

During the third quarter, the Company repurchased 36,888 shares for a total of $2.5 million under its share repurchase authorization.

Outlook for 2013

Red Robin’s 2013 fiscal year consists of 52 weeks ending on December 29, 2013, compared to fiscal 2012, which consisted of 53 weeks.

In 2013, the Company expects comparable restaurant sales growth close to 4.0% compared to 2012 based on a combination of increased prices and guests enjoying more items per visit.

The Company is expecting 2013 capital investments of approximately $75 million.  In 2013, the Company plans to open 21 new company-owned Red Robin® restaurants and one Red Robin’s Burger Works® restaurant.  The Company also plans to complete the remodel of 20 Red Robin® restaurants as part of its brand transformation initiative.

Restaurant-level operating profit margins in 2013 are expected to be approximately 21.7%.

General and administrative costs are expected to exceed $92 million, while selling expenses are expected to be approximately 2.9% of sales.  Depreciation is projected to be below $59 million.

The income tax rate in 2013 is expected to be approximately 24.0%.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2013 is estimated to be $0.28 on an annualized basis.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.07, and a change of $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter 2013 results today at 10:00 a.m. ET. The conference call number is (888) 637-7738, or for international callers (913) 981-4904.   The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Monday, November 11, 2013.  The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 9717363.   The webcast replay will also be available on the Company’s website until midnight on Sunday, December 29, 2013.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment. Red Robin’s award-winning burgers have earned the title of Best Burger in the full-service category in the Zagat Fast Food Survey four years in a row. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. There currently are 491 Red Robin locations across the United States and Canada, including 351 company-owned Red Robin restaurants and five Red Robin’s Burger Works locations, and 135 Red Robin restaurants operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected restaurant sales growth, new restaurant openings, long-term initiatives, brand transformation initiative, future economic performance, anticipated costs, expenses and other financial measures and capital expenditures and investments, certain statements under the heading “Outlook for 2013” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” or “estimate,”  or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2013	September 30, 2012	October 6, 2013	September 30, 2012

Revenues:
Restaurant revenue	$226,844	$209,754	$762,647	$724,328
Franchise royalties, fees and other revenue	3,829	3,563	12,674	12,125
Total revenues	230,673	213,317	775,321	736,453

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	57,253	52,066	190,259	182,945
Labor	76,624	71,729	255,154	243,410
Other operating	29,463	28,374	95,016	94,656
Occupancy	17,132	16,309	56,484	53,213
Depreciation and amortization	13,436	13,284	44,589	42,468
General and administrative	20,647	18,986	71,480	63,388
Selling	6,834	5,483	21,995	20,532
Pre-opening costs	2,482	1,250	4,607	2,835
Total costs and expenses	223,871	207,481	739,584	703,447

Income from operations	6,802	5,836	35,737	33,006

Other expense:
Interest expense, net and other	624	1,093	2,387	4,193

Income before income taxes	6,178	4,743	33,350	28,813
Provision for income taxes	1,517	1,210	8,070	6,974
Net income	$4,661	$3,533	$25,280	$21,839
Earnings per share:
Basic	$0.33	$0.25	$1.78	$1.50
Diluted	$0.32	$0.24	$1.75	$1.48
Weighted average shares outstanding:
Basic	14,328	14,300	14,189	14,517
Diluted	14,600	14,539	14,472	14,778

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	October 6, 2013	December 30, 2012

Assets:
Current Assets:
Cash and cash equivalents	$17,964	$22,440
Accounts receivable, net	14,388	16,386
Inventories	21,276	18,371
Prepaid expenses and other current assets	10,952	13,439
Deferred tax asset and other	3,608	3,868
Total current assets	68,188	74,504

Property and equipment, net	437,508	413,258
Goodwill	62,525	62,525
Intangible assets, net	36,108	37,203
Other assets, net	9,733	9,642
Total assets	$614,062	$597,132

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$17,279	$14,241
Construction related payables	20,388	4,694
Accrued payroll and payroll related liabilities	40,260	31,476
Unearned revenue, net	20,032	28,187
Accrued liabilities and other	24,925	23,685
Total current liabilities	122,884	102,283

Deferred rent	50,953	44,801
Long-term portion of credit facility	81,500	125,000
Long-term portion of capital lease obligations	8,630	9,211
Other non-current liabilities	9,217	8,918
Total liabilities	273,184	290,213

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000 shares authorized; 17,843 and 17,499 shares issued; 14,345 and 13,999 shares outstanding	18	17
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 3,498 and 3,500 shares, at cost	(108,899)	(107,589)
Paid-in capital	195,979	185,974
Accumulated other comprehensive (loss) gain, net of tax	(12)	5
Retained earnings	253,792	228,512
Total stockholders’ equity	340,878	306,919
Total liabilities and stockholders’ equity	$614,062	$597,132

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 6, 2013 and September 30, 2012, expressed as a percentage of total revenues, except for the components of restaurant level operating profit, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 6, 2013		September 30, 2012		October 6, 2013		September 30, 2012
Restaurant revenues	$226,844	98.3%	$209,754	98.3%	$762,647	98.4%	$724,328	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	57,253	25.2	52,066	24.8	190,259	24.9	182,945	25.3
Labor	76,624	33.8	71,729	34.2	255,154	33.5	243,410	33.6
Other operating	29,463	13.0	28,374	13.5	95,016	12.5	94,656	13.1
Occupancy	17,132	7.6	16,309	7.8	56,484	7.4	53,213	7.3
Restaurant-level operating profit	46,372	20.4	41,276	19.7	165,734	21.7	150,104	20.7

Add – Franchise royalties, fees and other revenue	3,829	1.7	3,563	1.7	12,674	1.6	12,125	1.6
Deduct – other operating:
Depreciation and amortization	13,436	5.8	13,284	6.2	44,589	5.8	42,468	5.8
General and administrative	20,647	9.0	18,986	8.9	71,480	9.2	63,388	8.6
Selling	6,834	3.0	5,483	2.6	21,995	2.8	20,532	2.8
Pre-opening costs	2,482	1.1	1,250	0.6	4,607	0.6	2,835	0.4
Total other operating	43,399	18.8	39,003	18.3	142,671	18.4	129,223	17.5

Income from operations	6,802	2.9	5,836	2.7	35,737	4.6	33,006	4.5

Interest expense, net and other	624	0.3	1,093	0.5	2,387	0.3	4,193	0.6
Income tax expense	1,517	0.7	1,210	0.6	8,070	1.0	6,974	0.9
Total other	2,141	0.9	2,303	1.1	10,457	1.3	11,167	1.5

Net income	$4,661	2.0%	$3,533	1.7%	$25,280	3.3%	$21,839	3.0%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant level operating profit are expressed as a percentage of restaurant revenues and not total revenues.